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                                                                   EXHIBIT 10.21

                               BTI TELECOM CORP.

                  AMENDED AND RESTATED SHAREHOLDERS AGREEMENT


     THIS AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this "Agreement") is made as of the 12th day of January 2001, by and among BTI Telecom Corp., a North Carolina corporation (the "Company"), Peter T. Loftin ("Loftin") and Welsh, Carson, Anderson & Stowe VIII, L.P., a Delaware limited partnership, WCAS Information Partners, L.P., a Delaware limited partnership, and BTI Investors LLC, a Delaware limited liability company (collectively, the "Investor," and collectively with Loftin, the "Shareholders").

     WHEREAS, the Investor previously acquired 200,000 shares of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of the Company and warrants (collectively, the "Series A Warrant") to purchase up to an aggregate of 4,500,000 shares of Common Stock, no par value per share (the "Common Stock"), of the Company (the "Series A Warrant Stock") pursuant to the terms of a Series A Preferred Stock Purchase Agreement dated as of December 10, 1999 among the Company, FS Multimedia, Inc., a North Carolina corporation, and the Investor (the "Series A Purchase Agreement");

     WHEREAS, in connection with the purchase of Series A Preferred Stock and the Series A Warrant pursuant to the terms of the Series A Purchase Agreement, the parties hereto previously entered into a Shareholders Agreement dated as of December 28, 1999 (the "Original Agreement");

     WHEREAS, pursuant to the terms of Series B Preferred Stock Purchase Agreements dated as of January 12, 2001 (together, the "Series B Purchase Agreement"), Welsh, Carson, Anderson & Stowe VIII, L.P., BTI Investors LLC and Loftin are acquiring shares of Series B Preferred Stock, par value $.01 per share (the "Series B Preferred Stock"), of the Company and warrants (collectively, the "Series B Warrants" and, together with the Series A Warrant, the "Warrants") to purchase shares of Common Stock (the "Series B Warrant Stock" and, together with the Series A Warrant Stock, the "Warrant Stock"); and

     WHEREAS, in connection with the execution of the Series B Purchase Agreement, the parties hereto desire to amend and restate the Original Agreement in its entirety, and the parties are willing to execute this Agreement and to be bound by the provisions hereof.

     NOW, THEREFORE, in consideration of the foregoing, the agreements set forth below, and the parties' desire to provide for continuity of ownership of the Company to further the interests of the Company and its present and future shareholders, the Company and the Shareholders hereby agree with each other as follows.

     1.  Definition of Shares. As used in this Agreement, "Shares" shall mean
         --------------------
and include any equity security or any security convertible or exchangeable into an equity security of

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the Company now owned or hereafter acquired by any Shareholders. Other terms used as defined terms herein and not otherwise defined shall have the meanings set forth in the Series B Preferred Stock Purchase Agreement between the Company and the Investor or its Related Agreements (as such term is defined in such Series B Preferred Stock Purchase Agreement).

     2.  Restrictions on Transfers. No Shareholder shall sell, pledge, encumber,
         -------------------------
assign, transfer or dispose of all or any of his or its Shares except in compliance with the terms of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, any Shareholder may transfer without the necessity of prior approval all or any of his or its Shares (a) by way of gift to his spouse or to any of his lineal descendants or ancestors; (b) to any trust for the sole benefit of any one or more of such Shareholder, his spouse or his lineal descendants or ancestors; or (c) in a sale, assignment, transfer or other disposition by the Investor to an affiliate or by a Shareholder that is a partnership or limited liability company to a partner or member of such partnership or limited liability company or retired partner or member who retires after the date hereof, or to the estate of any such partner or member or in a transfer by any partner or member in accordance with (a) or (b) hereof; provided that, except as otherwise provided below, it shall be a condition to any such transfer enumerated in items (a) through (c) above that any such transferee shall agree in writing with the Company and the Shareholders, as a condition to such transfer, to be bound by all of the provisions of this Agreement in the same manner and to the same extent as the transferor. Notwithstanding anything herein to the contrary, the proviso contained in the immediately preceding sentence shall not be applied to any transfer by Investor of its Shares to any partner of Investor pursuant to a distribution in respect of the partnership interests in Investor in connection with which Investor determines not to require such partners to have agreed in writing to be bound by the terms of this Agreement or to be entitled to the benefit hereof. In addition to the transfers described in the preceding sentence, Loftin was entitled to cause the Company to redeem $65,000,000 of Common Stock at the per share price of $8.55 pursuant to the Stock Repurchase Agreement attached as Exhibit G to the Series A Purchase Agreement. If Loftin transfers any Shares pursuant to Section 4(c) subsequent to a Series A Qualified Public Offering, the transferees in any such transfer shall not be bound by or entitled to the benefits of the terms of this Agreement.

         Notwithstanding anything herein to the contrary, each transfer of Shares must be made in compliance with the 1933 Act and any applicable state and foreign securities laws. Any attempt to transfer any Shares not in compliance with this Agreement shall be null and void and neither the Company nor any transfer agent shall give any effect in the Company's transfer records to such transfer. No Shareholder shall enter into any agreement or arrangement of any kind with any person or entity with respect to its Shares inconsistent with the provisions of this Agreement, including, but not limited to, agreements or arrangements with respect to the acquisition, disposition or voting of its or his Shares.

     3.  Notice of Proposed Transfers. Loftin and each holder of a certificate
         ----------------------------
representing Registrable Securities (as defined in Section 1.1 of the Amended and Restated Investor Rights Agreement, dated as of the date hereof, by and among the Company and the Investor (the "Investor Rights Agreement")) agrees to comply in all respects with the provisions of this

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Section. Prior to any proposed sale, assignment, transfer or pledge of any
Registrable Securities, or of any of Loftin's Shares, unless (i) the transfer is made to a person or entity described in the second sentence of Section 2 hereof or the transfer is made to the Company, (ii) a registration statement under the 1933 Act will cover the proposed transfer, or (iii) such sale is made pursuant to Rule 144, the holder thereof shall give written notice to the Company of the holder's intention to effect such transfer, sale, assignment or pledge. Each such notice shall describe the manner and circumstances of the proposed transfer, sale, assignment or pledge in sufficient detail, and if requested by the Company, shall be accompanied at such holder's expense by a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company addressed to the Company, to the effect that the proposed transfer of the Registrable Securities or Loftin's Shares may be effected without registration under the 1933 Act. Each certificate evidencing the Registrable Securities or Loftin's Shares transferred as above provided shall bear, except if such transfer is made pursuant to Rule 144 or a public offering, the appropriate restrictive legends set forth in Section 15 below, except that such certificate shall not bear such restrictive legend if in the opinion of counsel for such holder and the Company such legend is not required in order to establish compliance with any provisions of the 1933 Act.

          4.  Prohibited Transfers.  Notwithstanding anything herein to the
              --------------------
contrary:

              (a) The Investor shall not, prior to December 31, 2001, sell, pledge, encumber, assign, transfer or dispose of all or any of its Shares except in the event of (i) a liquidation, dissolution or winding up of the Company, either voluntary or involuntary, (ii) a transfer permitted pursuant to the second sentence of Section 2 or
          (iii) through one transaction or a series of transactions, the sale, assignment, lease or transfer of securities constituting a majority of the voting securities of the Company to, or of all or substantially all of its assets to, or a merger, consolidation or similar business combination with or into, an entity, a majority of the voting power of which is not owned or controlled, directly or indirectly, by one or more shareholders of the Company immediately prior to the transaction. For purposes of the preceding sentence, "control" shall mean ownership of more than fifty percent of the voting power of an entity.

              (b) The Investor shall not sell, assign or otherwise transfer any of its Series A Preferred Stock, Series B Preferred Stock or Warrant Stock to a Competitor or any person or entity that owns greater than twenty-five percent (25%) of the outstanding shares (calculated on a fully-diluted basis) of a Competitor and that actually designates at least that number of members of the Board of Directors of such Competitor that is proportional to its equity interest in such Competitor. Notwithstanding the foregoing, the restrictions contained in the preceding sentence shall not apply after December 31, 2001 if the financial plan objectives for the fiscal year ended December 31, 2001, as described in Exhibit A attached hereto, have not been
                                ---------
          achieved by the Company during such period (a "2001 Plan Shortfall"). For purposes hereof, a person or entity shall be deemed a "Competitor" if it is engaged in providing integrated communications services to small and medium sized businesses and, at the time of the proposed sale, assignment or transfer, directly competes with the Company in the Company's markets.

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              (c) Neither Peter Loftin nor his transferees described in the second or fourth sentences of Section 2, shall sell, pledge, encumber, assign, transfer or otherwise dispose of Shares representing (on an as converted basis) more than five percent (5%) of the Common Stock of the Company owned by them as of the date hereof in any twelve (12) month period, except for a transfer of shares described in the second sentence of Section 2; provided that, no such transfer by Loftin to the Company shall be permitted pursuant to this Section 4(c) without the written consent of the Investor.

              (d) The restrictions placed on the Investor in subsections (a) and
          (b) of this Section 4 shall not apply to transfers from the Investor to its limited partners or affiliates.

          5.  Election of Directors.  At each annual meeting of the shareholders
              ---------------------
     of the Company, and at each special meeting of the shareholders of the Company called for the purpose of electing directors of the Company, and at any time at which shareholders of the Company shall have the right to, or shall, vote (whether by written consent or otherwise) for directors of the Company, then, and in each event, the Shareholders shall vote all Shares owned by them for the election of a Board of Directors consisting of not more than ten directors, designated as follows:

              (a) so long as Investor and its transferees described in the second sentence of Section 2 beneficially own at least 12,000,000 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) shares of Common Stock (calculated after giving effect to the conversion of the Series A Preferred Stock and Series B Preferred Stock and, commencing at such time as each Warrant becomes exercisable, the exercise or exchange of each Warrant ("Fully-Diluted Basis")), (i) three directors shall be designated by the Investor and (ii) the remaining directors shall be designated by the holders of a majority of the outstanding shares of Common Stock;

              (b) so long as Investor and its transferees described in the second sentence of Section 2 beneficially own at least 9,000,000 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like), but less than 12,000,000 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) shares of Common Stock (calculated on a Fully-Diluted Basis), (i) two directors shall be designated by the Investor, (ii) one observer (who shall be entitled to attend each meeting of the Board of Directors but shall not be entitled to vote or otherwise exercise any right or authority granted to the members of the Board of Directors) shall be designated by the Investor and (iii) the remaining directors shall be designated by the holders of a majority of the outstanding shares of Common Stock; and

              (c) so long as Investor and its transferees described in the second sentence of Section 2 beneficially own at least 6,000,000 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like), but less than 9,000,000 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) shares of Common Stock (calculated on a Fully-Diluted Basis), (i) one director shall be designated

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          by the Investor, (ii) one observer (who shall be entitled to attend each meeting of the Board of Directors but shall not be entitled to vote or otherwise exercise any right or authority granted to the members of the Board of Directors) shall be designated by the Investor and (iii) the remaining directors shall be designated by the holders of a majority of the outstanding shares of Common Stock; and

               (d) so long as Investor and its transferees described in the second sentence of Section 2 beneficially own in the aggregate less than 6,000,000 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) shares of Common Stock (calculated on a Fully-Diluted Basis), all directors shall be designated in the manner set forth in the Company's bylaws.

          No party hereto shall vote to remove any member of the Board of Directors designated in accordance with the aforesaid procedure unless the persons or groups so designating such director specified above so vote, and if such persons or groups so vote then the non-designating party or parties shall likewise so vote. Any vacancy on the Board of Directors created by the resignation, removal, incapacity or death of any person nominated by the party which originally nominated such person under this Section 5 shall be filled by another person designated in a manner so as to preserve the constituency of the Board of Directors as provided above. The Company shall use its best efforts to implement the provisions of this Section 5 and shall take such actions as may be necessary in furtherance of the foregoing.

          6.  Committees and Subsidiary Boards.  The Board of Directors of each
              --------------------------------
     subsidiary of the Company at all times shall reflect the proportional representation of the Board of Directors of the Company described in
     Section 5. The Company shall vote its shares of stock of each subsidiary, and each Shareholder shall take all other actions necessary, to ensure that the composition of the Board of Directors of each such subsidiary is as set forth above. For so long as the Investor is entitled to designate any directors pursuant to Section 5, the Investor shall have the right to designate at least one member of each committee of the Board of Directors of the Company and the Board of Directors of each of its subsidiaries.

          7.  Restriction on Corporate Action.  In addition to any action which
              -------------------------------
     is required by law or the Company's Second Amended and Restated Articles of Incorporation (the "Articles of Incorporation"):

              (a) (x) prior to a Series A Qualified Public Offering (as defined in the Articles of Incorporation), the written approval of the holders of a majority of the outstanding shares of Series A Preferred Stock shall be required in order for the Company to, or permit any of its subsidiaries to, and (y) prior to a Series B Qualified Public Offering (as defined in the Articles of Incorporation) and after the Second Closing, the written approval of the holders of a majority of the outstanding shares of Series B Preferred Stock shall be required in order for the Company to, or permit any of its subsidiaries to:

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               (i)     sell, transfer or otherwise dispose of assets of the
          Company, or any of its subsidiaries, purchase the equity or assets of another entity, or enter into a joint venture in a transaction in which the Fair Market Value of the consideration (including cash, Common Stock or the assumption of indebtedness) for such assets is greater than $25,000,000;

               (ii) make any material change in any year to the annual operating and capital expenditure plan for the Company or any of its subsidiaries presented to the Board of Directors or the board of directors of any of the Company's subsidiaries for such year;

               (iii) make any material change to the Company's 1997 Stock Option Plan or adopt or make any material change to a new stock option plan, stock purchase plan or other equity or equity-based incentive compensation plan or arrangement; and

               (iv) hire a new chief executive officer or chief operating officer.

          (b) prior to a Series B Qualified Public Offering and after the Second Closing, the written approval of the holders of a majority of the outstanding shares of Series B Preferred Stock shall be required in order for the Company to, or permit any of its subsidiaries to:

               (i)     hire a new chief financial officer;

               (ii) authorize, make or commit to make capital expenditures in an amount that, individually or in the aggregate, exceeds (r) $18 million during the first quarter of fiscal year 2001, (s) $31 million during the first two quarters of fiscal year 2001, (t) $44 million during the first three quarters of fiscal year 2001, (u) $57 million during fiscal year 2001, (v) $13 million during the first quarter of fiscal year 2002, (w) $26 million during the first two quarters of fiscal year 2002, (x) $39 million during the first three quarters of fiscal year 2002, (y) $52 million during fiscal year 2002 or (z) the amount contemplated in any operating and capital expenditure plan approved by the Board of Directors thereafter;

               (iii) incur any additional indebtedness or assume, guarantee, endorse or otherwise become directly or contingently liable on or for any indebtedness of any other person in an aggregate principal amount that exceeds $35 million in any fiscal quarter; and

               (iv) approve or authorize any increase in the size of the Board of Directors or the board of directors of any Subsidiary.

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          (c)  after the earlier to occur of a Series A Qualified Public
     Offering or, if the Second Closing has occurred, a Series B Qualified Public Offering, the Company shall not, and shall not permit any of its subsidiaries to:

               (i) unless approved by a majority of the members of the Board of Directors, sell, transfer or otherwise dispose of assets of the Company or any of its subsidiaries, purchase the equity or assets of another entity, or enter into a joint venture, in a transaction in which the Fair Market Value of the consideration (including cash, Common Stock or the assumption of indebtedness) for such assets is greater than $25,000,000;

               (ii) unless approved by a majority of the members of the Board of Directors, make any material change in any year to the annual operating and capital expenditure plan for the Company or any of its subsidiaries presented to the Board of Directors or the board of directors of any of the Company's subsidiaries for such year;

               (iii) unless approved by a majority of the members of the Board of Directors who are not also officers of the Company, make any material change to the Company's 1997 Stock Option Plan or adopt or make any material changes to a new stock option plan, stock purchase plan or other equity or equity-based incentive compensation plan or arrangement; and

               (iv) unless approved by a majority of the members of the Board of Directors who are not also officers of the Company, hire a new chief executive officer or chief operating officer.

          (d) after a Series B Qualified Public Offering and after the Second Closing, the Company shall not, and shall not permit any of its subsidiaries to:

               (i) unless approved by a majority of the members of the Board of Directors, authorize, make or commit to make capital expenditures in an amount that, individually or in the aggregate, exceeds (r) $18 million during the first quarter of fiscal year 2001, (s) $31 million during the first two quarters of fiscal year 2001, (t) $44 million during the first three quarters of fiscal year 2001, (u) $57 million during fiscal year 2001, (v) $13 million during the first quarter of fiscal year 2002, (w) $26 million during the first two quarters of fiscal year 2002, (x) $39 million during the first three quarters of fiscal year 2002, (y) $52 million during fiscal year 2002 or (z) the amount contemplated in any operating and capital expenditure plan approved by the Board of Directors thereafter;

               (ii) unless approved by a majority of the members of the Board of Directors, incur any additional indebtedness or assume, guarantee, endorse or otherwise become directly or contingently liable on or for any indebtedness of any

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          other person in an aggregate principal amount that exceeds $35 million in any fiscal quarter;

               (iii) unless approved by a majority of the members of the Board of Directors who are not also officers of the Company, hire a new chief financial officer; and

               (iv) unless approved by a majority of the members of the Board of Directors who are not also officers of the Company, approve or authorize any increase in the size of the Board of Directors or the board of directors of any Subsidiary.

          (e) Without the consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, during the period that ends upon the later of (i) December 28, 2002 or (ii) the date which is 270 days after the consummation of a Series A Qualified Public Offering (such period, the "Series A Private Sale Restricted Period"), the Company shall not sell any equity securities or securities convertible or exchangeable into an equity security of the Company ("Equity Securities") to an entity (or group of related entities) in a transaction other than a registered public offering whereby as a result of such transaction the purchasing entity or entities beneficially owns a number of Equity Securities in excess of the number of Shares beneficially owned by the Shareholders (a "Series A Qualifying Private Equity Sale"). During the two year period starting the day after the end of the Series A Private Sale Restricted Period, the Company shall not consummate a Series A Qualifying Private Equity Sale unless the purchaser or purchasers in such transaction becomes a party to and bound by this Agreement as a Shareholder hereunder.

          (f) Without the consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, during the period that ends upon the date which is 270 days after the consummation of a Series B Qualified Public Offering (such period, the "Series B Private Sale Restricted Period"), the Company shall not sell any Equity Securities to an entity (or group of related entities) in a transaction other than a registered public offering whereby as a result of such transaction the purchasing entity or entities beneficially owns a number of Equity Securities in excess of the number of Shares beneficially owned by the Investor (a "Series B Qualifying Private Equity Sale"). During the two year period starting the day after the end of the Series B Private Sale Restricted Period, the Company shall not consummate a Series B Qualifying Private Equity Sale unless the purchaser or purchasers in such transaction becomes a party to and bound by this Agreement as a Shareholder hereunder.

     8.   Selection of Lead Underwriter for Initial Public Offering.  The
          ----------------------------------------------------------
Company shall notify the Investor in writing (the "IPO Notice") of any decision by the Board of Directors to undertake an initial underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for

                                       8
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the account of the Company (the "IPO"), and shall identify in the IPO Notice the name of a nationally recognized investment banking firm (the "Investment Bank") to serve as lead underwriter to conduct the IPO. If such Investment Bank is not acceptable to the Investor, the Investor may, no later than two business days following delivery of the IPO Notice, deliver a written notice to the Company rejecting such Investment Bank (the "Rejection Notice"). If no Rejection Notice is delivered within such two business-day period, the proposed lead underwriter will be deemed to be accepted. If a Rejection Notice is delivered, the Company shall, no later than two business days following delivery thereof, propose in writing two other Investment Banks to serve as lead underwriter for consideration by the Investor (the "Second Proposal"). Within two business days of receipt of the Second Proposal, the Investor may accept by written notice to the Company (the "Acceptance Notice") one of the two Investment Banks named in the Second Proposal. If no Acceptance Notice is delivered within such two business-day period, the Company shall in its sole discretion select one of the two Investment Banks specified in the Second Proposal to serve as lead underwriter to conduct the IPO.

     9.   Appointment of Chief Executive Officer.  The Investor shall have the
          --------------------------------------
right to appoint a replacement chief executive officer of the Company, which person shall be acceptable to Loftin. The Company agrees to compensate the chief executive officer at competitive market rates. Upon appointment of a replacement chief executive officer, Loftin will remain Chairman of the Board of Directors.

     10.  Liquidity Provision. Notwithstanding anything to the contrary
          -------------------
contained in this Agreement, if (i) the Second Closing has occurred and (ii) there is a 2001 Plan Shortfall, the parties hereto agree as follows (and agree to cause the Company to take all actions necessary to effect the following):

          (a) Immediately following the determination of a 2001 Plan Shortfall, the Company shall either (x) decrease the size of the Board of Directors by removing directors who have not been designated by the Investor or (y) increase the size of the Board of Directors by adding directors who have been designated by the Investor, such that, in either case, the number of directors designated by the Investor represents a majority of the Board of Directors;

          (b) If (i) the Company's annualized quarterly revenues for any fiscal quarter in fiscal year 2002 are not greater than 110% of the Company's annual fiscal year 2001 revenues (based in each case upon revenues as set forth in the Company's regularly prepared financial statements that were prepared in accordance with generally accepted accounting principles applied in a manner consistent with past practice) or (ii) the


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     Company's Cash Resources are less than $5 million at any time after
     December 31, 2001, then at any time thereafter the Investor, in its sole discretion, may deliver a written notice to the Company directing the Company to effect a sale of the Company, and identifying an Investment Bank, which firm shall be reasonably acceptable to the Board of Directors, to conduct such sale in accordance with Section 11. "Cash Resources" means, on any date, the sum of (x) unrestricted cash on the Company's balance sheet as of such date and (y) amounts available to be borrowed by the Company under its senior credit facilities; provided that there shall not on such date have occurred and be continuing any material default under any of (i) the Second Amended and Restated Loan Agreement dated as of September 22, 1997 between Business Telecom, Inc. and General Electric Capital Corporation and the other lenders party thereto, as amended (the "GECC Agreement"), (ii) the Loan Agreement dated as of September 8, 1999 among Business Telecom, Inc. and Bank of America, National Association, and the other lenders party thereto, as amended (the "BofA Agreement" and, together with the GECC Agreement, the "Senior Debt Agreements"), or (iii) any other senior credit facility of the Company, if the effect of such default is to enable (or with the giving of notice or lapse of time or both would enable) the lenders under the Senior Debt Agreements or other senior credit facility to declare such debt to become due and payable prior to its stated maturity. Upon the request of the Investor at any time and from time to time after December 31, 2001, the Company will notify the Investor of the amount of the Company's Cash Resources at such time, and will provide the Investor with a reasonably detailed description of the facts and calculations upon which such amount is based;

          (c) The Company may, at its option, redeem all of the Series A Preferred Stock and the Series B Preferred Stock for cash on or prior to December 31, 2002. The redemption price per share shall be equal to the greater of (i) $2,000 per share and (ii) an amount representing an Internal Rate of Return (as defined in the Articles of Incorporation) on the investment of holders of Series A Preferred Stock or Series B Preferred Stock, as applicable, of at least 30% (the "Change in Control Amount"); and

          (d) If the Company has not redeemed all of the Series A Preferred Stock and Series B Preferred Stock in accordance with Section 10(c) by December 31, 2002, then at any time thereafter the Investor, in its sole discretion, may deliver a written notice (the "Sale Notice") to the Company directing the Company to effect a sale of the Company. For purposes of this
     Section 10(d), the Investment Bank which will conduct such sale in accordance with Section 11 will be chosen as follows: the Investor will identify an Investment Bank in the Sale Notice, which shall be reasonably acceptable to the Board of Directors and Loftin. If such Investment Bank is not reasonably acceptable to Loftin, Loftin may, no later than two business days following delivery of the Sale Notice, deliver a written notice to the Investor rejecting such Investment Bank (the "IB Rejection Notice"). If no IB Rejection Notice is delivered within such two business-day period, the proposed Investment Bank will be deemed to be accepted. If an IB Rejection Notice is delivered, the Investor shall, no later than two business days following delivery thereof, propose in writing two other Investment Banks for consideration by Loftin (the "Second

     IB Proposal"). Within two business days of receipt of the Second IB Proposal, Loftin may accept by written notice to the Investor (the "IB Acceptance Notice") one of the two Investment Banks named in the Second IB Proposal to conduct the sale hereunder. If no IB Acceptance Notice is delivered within such two business-day period, the Investor shall in its sole discretion select one of the two Investment Banks specified in the Second IB Proposal to conduct the sale hereunder.

     11.  Sale of the Company.  Upon delivery to the Company of a written notice
          -------------------
referred to in Section 10(b) or 10(d), the Company and each other party hereto agrees to use their respective best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to effect the sale of the Company in accordance with the following provisions:

          (a) The Investment Bank will establish procedures reasonably acceptable to the Investor to effect an orderly sale of the Company with the objective of achieving the highest practicable value for the shareholders of the Company within a reasonable period of time. The Company agrees to cooperate with the Investment Bank in accordance with such procedures, and agrees to use its best efforts to reach agreement on the optimum structure and the terms and conditions for the sale of the Company (including whether such sale will be by merger or sale of assets or capital stock) and will retain independent legal counsel of appropriate expertise, reasonably acceptable to the Investor, to advise the Company on such sale. The Company agrees to pay all reasonable fees and expenses of the Investment Bank and such legal counsel, as well as the reasonable fees and expenses of one law firm retained by the Investor in connection with such sale. Any sale of the Company pursuant to this Section 11 shall require the approval of the Investor.

          (b) Each Shareholder shall (i) vote for, consent to and raise no objections against any sale of the Company that is approved by the Investor pursuant to this Section 11 and (ii) enter into such definitive agreements as are customary for transactions of the nature of the sale of the Company. If the sale of the Company is structured as a sale of shares of capital stock, (i) each Shareholder shall agree to sell all of such holder's Shares on the terms and conditions approved by the Investor and (ii) at the closing of such sale each Shareholder will deliver to the purchaser(s) good and valid title to all Shares owned by it, free and clear of all liens and encumbrances, together with duly executed written instruments of transfer with respect thereto, in form and substance reasonably satisfactory to the purchaser(s). If the sale of the Company is structured as a sale of assets, the Company agrees to execute and deliver or cause to be executed and delivered all documents, certificates, agreements and other writings and to take, or cause to be taken, all such actions as may be necessary or desirable to vest in the purchaser(s) thereof good and marketable title to such assets. If the sale of the Company is structured as a merger or consolidation, each Shareholder shall waive any dissenters' rights, appraisal rights or similar rights in conjunction with such merger or consolidation. No Shareholder shall be subject to this Section 11(b) unless, subject to the requirements of Section 11(c), all holders of shares of capital stock of the Company shall receive the same proportion of the aggregate consideration from such sale of the Company that such holder would have received if such aggregate consideration had been distribution by the Company in complete liquidation pursuant to the rights and preferences set forth in the Articles of Incorporation as in effect immediately prior to such sale of the Company and no holder of any shares of capital stock of the Company shall receive with respect to such holder's capital stock any consideration, directly or indirectly, from the purchaser other than such proportionate consideration.

          (c) In any sale of the Company pursuant to this Section 11 as permitted by Section 10(b) or 10(d), each holder of a share of Series A Preferred Stock or Series B Preferred Stock will be entitled to receive the Change in Control Amount in cash before any payments or distributions are made in respect of the Common Stock or any other classes or series of capital stock of the Company.

     12.  Determination of 2001 Plan Shortfall.  The determination as to whether
          ------------------------------------
a 2001 Plan Shortfall has occurred shall be made in good faith by the Board of Directors of the Company. Any such determination shall be based on the Company's regularly prepared financial statements that were prepared in accordance with generally accepted accounting principles applied in a manner consistent with past practice. No later than February 15, 2002, the Board of Directors shall deliver to the Investor written notice of its determination as to whether or not a 2001 Plan Shortfall has occurred, together with a detailed description of the facts and calculations upon which such determination was based. If the Investor shall object to any such determination by the Board of Directors, the Investor shall appoint either Price Waterhouse Coopers or Arthur Andersen as an independent accountant to determine whether a 2001 Plan Shortfall has occurred. The expenses of such independent accountant shall be borne by the Company. The Company will promptly afford to the Investor and its agents, upon request, reasonable access to its books of account, financial and other records, employees and auditors (and furnish financial and other data) to the extent necessary to permit the Investor to determine any matter relating to its rights and obligations hereunder.

     13.  Term.  This Agreement shall terminate upon the first date on which
          ----
Investor and its transferees described in the second sentence of Section 2 beneficially own less than 6,000,000 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) shares of Common Stock (calculated on a Fully-Diluted Basis); provided that Section 5 hereof shall terminate, if earlier, on the date on which such Section is required to terminate under applicable law; provided further, that Sections 10 and 11 shall terminate and be of no further force and effect (i) upon the consummation of a Series B Qualified Public Offering in which the offering price per share of Common Stock is equal to or greater than $7.00 per share or (ii) upon a final determination pursuant to Section 12 that there was no 2001 Plan Shortfall. Within 30 days prior to the date such Section 5 would otherwise terminate as a result of the proviso to the previous sentence, the parties shall extend the term of such Section for the maximum period permitted by applicable law.

     14.  Specific Enforcement.  Each party hereto expressly agrees that the
          --------------------
other parties hereto may be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms or covenants of this Agreement by any party hereto, the other parties hereto shall, in addition to all other remedies, each be entitled to apply for a temporary or permanent injunction, and/or a decree for specific performance, in accordance with the provisions hereof.

     15.  Legend.  Each certificate evidencing any of the Shares now owned or
          ------
hereafter acquired by the Shareholders shall bear a legend substantially as follows, in addition to any other legends required by law, and each Shareholder shall surrender to the Company the certificate(s) representing the Shares for purposes of placement of the following legends:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE SOLD, MORTGAGED, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS.

          ANY SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF, OR THE VOTING OF, THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY, AND SUBJECT TO, THE TERMS AND PROVISIONS OF A SHAREHOLDERS AGREEMENT, AS AMENDED FROM TIME TO TIME. A COPY OF SAID AGREEMENT IS ON FILE WITH THE SECRETARY OF THE CORPORATION.

Each Shareholder consents to the Company's making a notation on its records and giving instructions to any transfer agent of the Series A Preferred Stock, the Series B Preferred Stock, the shares of Common Stock issued upon conversion of the Series A Preferred Stock and Series B Preferred Stock, the Common Stock, the Warrants, the Warrant Stock and any securities issued with respect to any of the foregoing in order to implement the restrictions on transfer established in this Agreement. Such legends shall be removed by the Company from any certificate at such time as the Shares represented by such certificate cease to be subject to the restrictions described in such legends.

     16.  Notices.  All notices and other communications between the parties
          -------
hereto shall be delivered in the manner set forth in the Investor Rights Agreement.

     17.  Further Assurances.  Subject to the terms and conditions of this
          ------------------
Agreement, each of the parties hereto will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable to consummate the transactions contemplated by and to carry out the intent and purpose of this Agreement. Each of the parties hereto agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in furtherance of the foregoing.

     18.  Entire Agreement.  This Agreement, along with the Articles of
          ----------------
Incorporation, the Investor Rights Agreement, the Series A Purchase Agreement, the Series B Purchase Agreement, the Warrants, the redemption agreement dated as of December 28, 1999 among the Company and the Investor, and the Redemption Agreement, constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof and supercedes all prior agreements and understanding between them or any of them as to such subject matter.

     19.  Amendment.  Neither this Agreement nor any provision hereof may be
          ---------
waived, modified, amended or terminated except by a written agreement signed by the parties hereto. Each of the Shareholders represents that he or it is not a party to any other agreement which would prevent him or it from performing his or its obligations hereunder. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

     20.  Governing Law.  This Agreement shall be deemed a contract made under
          -------------
the laws of the State of North Carolina and together with the rights and obligations of the parties hereunder, shall be construed under and governed by the laws of such State without regard to the conflicts of laws provisions thereof.

     21.  Severability.  Any invalidity, illegality or limitation of the
          ------------
enforceability with respect to any party of any one or more of the provisions of this Agreement, or any part thereof, whether arising by reason of the law of any such person's domicile or otherwise, shall in no way affect or impair the validity, legality or enforceability of the remainder of this Agreement with respect to such party or the validity, legality or enforceability of this Agreement with respect to any other party. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall to the extent practicable, be modified so as to make it valid, legal and enforceable and to retain as nearly as practicable the intent of the parties, and the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

     22.  Successors and Assigns.  Except as otherwise expressly provided
          ----------------------
herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto; provided that (i) the Company may not assign its obligations under this Agreement and (ii) the Investor may not assign its rights under Sections 5, 6 or 7 to any person other than a person described in the second sentence of Section 2.

     23.  Recapitalization, etc.  In the event that any capital stock or other
          ---------------------
securities are issued in respect of, in exchange for, or in substitution of, any Shares by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Shares or any other change in capital structure of the Company, appropriate adjustments shall be made with respect to the relevant provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

     24.  No Inconsistent Agreements.  The Company will not hereafter enter into
          --------------------------
any agreement with respect to its securities which is inconsistent with, or grant rights superior to the rights granted to the Shareholders pursuant to, this Agreement.

     25.  Captions.  Captions are for convenience only and are not deemed to be
          --------
part of this Agreement.

     26.  Counterparts.  This Agreement may be executed in multiple
          ------------
counterparts, each of which shall constitute an original but all of which shall constitute but one and the same instrument. One or more counterparts of this Agreement or any exhibit hereto may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.

     27.  No Third Party Beneficiaries.  This Agreement shall not confer any
          ----------------------------
rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.


COMPANY:                                  BTI TELECOM CORP.

                                          By: /s/ Peter T. Loftin
                                             -----------------------
                                          Name:  Peter T. Loftin
                                          Title: Chief Executive Officer


LOFTIN:                                    /s/ Peter T. Loftin
                                          --------------------------
                                          Peter T. Loftin


INVESTOR:                                 WELSH, CARSON, ANDERSON
                                           & STOWE VIII, L.P.

                                          By:  WCAS VIII Associates LLC,
                                                General Partner

                                          By: /s/ Jonathan M. Rather
                                             -----------------------
                                          Name:  Jonathan M. Rather
                                          Title: Member


                                          WCAS INFORMATION PARTNERS, L.P.

                                          By:  WCAS Info Partners,
                                                General Partner

                                          By: /s/ Jonathan M. Rather
                                             -----------------------
                                          Name:  Jonathan M. Rather
                                          Title: Attorney-in-fact


                                          BTI INVESTORS LLC


                                          By: /s/ Jonathan M. Rather
                                             -----------------------
                                          Name:  Jonathan M. Rather
                                          Title: Authorized Person